Exhibit 10.1

+ DISTRIBUTORSHIP AGREEMENT

This DISTRIBUTORSHIP AGREEMENT (the “Agreement”) is entered in as of the 1st day of December, 2014 (the “Effective Date”)

Between:	MicroVascular Health Solutions, LLC, a company located at PO Box 332, American Fork, Utah 84003 U.S.A. (“DISTRIBUTOR”)

and:	Glycocheck B.V, a Dutch company organized under the laws of the Netherlands having a place of business at Oxfordlan 70 NL 6229 EV Maastrictht, The Netherlands (“GLYCOCHECK”).

Hereinafter, GLYCOCHECK and DISTRIBUTOR may be referred to individually as a “Party” and collectively as the “Parties”.

CONSIDERING THAT

WHEREAS, GLYCOCHECK has invented and developed software and a video camera for monitoring the health of the vascular glycocalyx that are proprietary to GLYCOCHECK;

WHEREAS, DISTRIBUTOR has the means available world-wide to import, market and distribute the Products in the Territory;

WHEREAS, GLYCOCHECK intends to grant DISTRIBUTOR the right to import, market and distribute the Products in the Territory; and

WHEREAS, the Parties want to define the terms and conditions which will govern their contractual relationship in this Agreement.

NOW, THEREFORE, for good and valuable consideration as outlined in the Patent and Software License Agreement attached hereto as Appendix 4, including the mutual covenants and promises set forth in this Agreement, the Parties hereto agree as follows:

1.	Definitions

1.1	“Business Day” shall mean any day other than a Saturday or Sunday when banks in the U.S.A. are open for the transaction of normal business.

1.2	“Confidential Information” shall, for purposes of this Agreement, mean (i) the content of this Agreement and any information in relation thereto; (ii) any information that is not publicly available that is disclosed by GLYCOCHECK to DISTRIBUTOR in the framework of this Agreement, including but not limited to information relating to the Products (e.g., trade secret information relating to the Product, details regarding GLYCOCHECK’s Intellectual Property Rights relevant to the Products, etc.), reports, records or any other documents concerning GLYCOCHECK’s activity or business, any information proprietary to GLYCOCHECK regarding the market, sales figures of the Product, market forecasts for the Product (all excluding information gathered or developed by DISTRIBUTOR pertaining to the Territory), etc., as well as any other information provided by GLYCOCHECK and indicated as confidential whether in writing or orally; and (iii) any and all information gathered or developed by a Party that is not publicly available, that such Party discloses to the other Party and that relates to business plans, market forecasts, marketing and advertising, pricing, sales, sales figures, customer lists, and the like. “Confidential Information” shall not include any information of either Party that a Party can show by written evidence (a) was already known to the receiving Party, or independently developed without use of the disclosing Party’s Confidential Information, (b) is disclosed to the receiving Party by a person who is not in default of any confidentiality obligation to the disclosing Party, or (c) is required to be disclosed in compliance with the applicable law of any government of competent jurisdiction. Any confidential information disclosed orally shall subsequently be confirmed by the disclosing Party in writing within fifteen (15) days of disclosure.

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1.3	“Control” shall mean the ability of a party to direct the affairs of another party, whether by virtue of the ownership of shares, contract or otherwise.

1.4	“Delivery Point” shall be a named place of destination within the Territory provided by DISTRIBUTOR in each Purchase Order.

1.5	“Intellectual Property Rights” shall mean all of GLYCOCHECK’s topography rights, design rights, the Trade Marks, copyrights, domain names, trade secrets, patent rights, trade names, utility models, and any other intellectual property rights of a similar nature (whether or not registered) subsisting anywhere in the world related to or associated with the Products, as well as all applications, reissues and extensions for and of any such rights.

1.6	“Product Prices” shall mean GLYCOCHECK’s list prices as provided by GLYCOCHECK to DISTRIBUTOR from time to time.

1.7	“Product(s)” means the products listed in Appendix 1 to this Agreement, as well as any other products developed by GLYCOCHECK that GLYCOCHECK and DISTRIBUTOR subsequently agree, by express notice in writing, to include within the scope of this Agreement.

1.8	“Purchase Order” shall mean a purchase order sent by DISTRIBUTOR to GLYCOCHECK to order one or more Products.

1.9	“Purchase Order Confirmation” shall mean an order confirmation document sent by GLYCOCHECK to DISTRIBUTOR agreeing to fulfill an order set out in a relevant Purchase Order.

1.10	“Quarter” shall mean each period of three calendar months ending on 31 March, 30 June, 30 September and 31 December.

1.11	“Term” shall mean the total of the Initial Term and subsequent Additional Terms, as the case may be, of this Agreement, as set forth in Article 14.

1.12	“Territory” shall mean world-wide.

1.13	“Trademarks” shall mean the trademarks, registrations and applications listed in Appendix 2 to this Agreement, and any further trademarks that GLYCOCHECK may, in the future, use in the Territory in connection with any of the Products.

1.14	“Product Warranty” shall mean the terms set out in Article 7.1.

2.	Appointment

2.1	Subject to all terms and conditions of this Agreement, GLYCOCHECK hereby appoints DISTRIBUTOR as GlycoCheck’s exclusive distributor to import, promote and distribute the Products in the Territory for the Term.

2.2	Any direct enquiries and orders, which GLYCOCHECK receives from customers established in the Territory, will be forwarded without delay to DISTRIBUTOR.

3.	Legal Status of DISTRIBUTOR

3.1.	DISTRIBUTOR is solely liable for its operating costs and bears alone the risks inherent in its business. DISTRIBUTOR will sell the Products it purchases from GLYCOCHECK, in its own name and for its own account. DISTRIBUTOR acts as an independent contractor, both towards GLYCOCHECK and towards DISTRIBUTOR’s customers. None of the provisions of this Agreement can be interpreted to mean or imply that Parties have agreed to form a company, an association or a joint venture between them or so as to render DISTRIBUTOR an employee or agent of GLYCOCHECK.

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3.2.	DISTRIBUTOR has no authority to enter into contracts on behalf of GLYCOCHECK or in any way commit or bind towards third parties or to incur any liability or obligations for or on behalf of GLYCOCHECK.

3.3	DISTRIBUTOR shall not without GLYCOCHECK’s prior written consent make any promises or guarantees about the Products beyond those contained in the promotional material supplied by GLYCOCHECK. DISTRIBUTOR shall not be bound by this Article 3.3 if GLYCOCHECK fails to provide DISTRIBUTOR with such promotional material.

4.	Obligations of the Parties

4.1	DISTRIBUTOR shall use commercially reasonable efforts to promote the Products in the Territory and to market, distribute and sell the Products in the Territory during the term of this Agreement.

4.2	DISTRIBUTOR shall from time to time, but at least once every Quarter, provide GLYCOCHECK with updates about its activities, market conditions and the state of competition within the Territory (e.g., features and prices of competing products, marketing actions of competing firms, etc.). DISTRIBUTOR shall furthermore respond to any commercially reasonable requests for information made by GLYCOCHECK.

4.3	DISTRIBUTOR shall further keep GLYCOCHECK informed of matters which come to its attention concerning the laws and regulations in force in the Territory to which the Products must conform (e.g., governmental health requirements, labelling, technical specifications, safety requirements, etc.) which shall be required of GLYCOCHECK for importing, marketing, distributing or selling the Products in the Territory.

4.4	GLYCOCHECK shall ensure that the Products conform with all laws and regulations of each jurisdiction in the Territory and shall obtain and maintain all necessary approvals, including but not limited to CE clearance certification and governmental health approvals, it being understood between the Parties that GLYCOCHECK is actively pursuing but has not yet obtained CE certification or governmental health approval for the Products as of the Effective Date.

4.5	DISTRIBUTOR shall perform its obligations under this Agreement in good faith and undertakes to comply in its own name and at its expense with all rules, regulations, laws and legislations necessary to enable the importation of the Products into the Territory, the sale, the promotion and marketing of the Products in the Territory as well as the fair competition and commercial fair trade practices which may be applicable in the Territory. In general, DISTRIBUTOR will represent the Products fairly and avoid misleading or unethical business practices.

4.6	DISTRIBUTOR shall send within one (1) month after the end of each Quarter a report on DISTRIBUTOR’s activities during that Quarter, showing details of (i) the number of units and contact names where each Product was sold during that Quarter; (ii) remaining inventory on hand; (iii) the number and contact names of new customer orders taken for each Product during the Quarter; (iv) the number and contact names of customer orders taken for each Product that were not fulfilled at the end of the Quarter; and (v) the number of orders placed by DISTRIBUTOR with GLYCOCHECK that are still outstanding, as well as any other information relating to the performance and development of new contact opportunities of DISTRIBUTOR’s obligations under this Agreement that GLYCOCHECK may have a commercially reasonable purpose for receiving, which GLYCOCHECK may request from time to time.

4.8	Upon receiving written notice of at least five (5) Business Days, and for a commercially reasonable purpose, DISTRIBUTOR will grant GLYCOCHECK access to its books of account and records relevant to such commercially reasonable purpose during DISTRIBUTOR’s regular business hours so that GLYCOCHECK may inspect DISTRIBUTOR’s books of account and records and verify compliance by DISTRIBUTOR with its obligations under Articles 4.5, 4.6, and 4.7 of this Agreement.

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4.9	DISTRIBUTOR will provide to its customers a first line customer support service comprising of an operational and after-sale repair and maintenance service in respect of the Products in accordance with Part 1 of Appendix 3 to this Agreement and the terms of the service and operational manuals provided by GLYCOCHECK during the Term and, at the option of GLYCOCHECK, for twelve months after the Term or after termination of the Agreement, however terminated. If DISTRIBUTOR continues to provide such support after the Term or the termination of the Agreement, DISTRIBUTOR may invoice GLYCOCHECK for reasonable cost made by DISTRIBUTOR in connection with the provision of such support.

4.10	DISTRIBUTOR will provide to its customers a first line customer training service in accordance with GLYCOCHECK’s training materials during the Term.

4.11	DISTRIBUTOR will inform GLYCOCHECK immediately of any changes in ownership or Control of DISTRIBUTOR, and of any change that would be reasonably expected to affect the performance of DISTRIBUTOR’s duties under this Agreement.

4.12	DISTRIBUTOR will maintain an adequate and commercially reasonable policy for handling customer complaints regarding the Products. The Parties shall make commercially reasonable endeavors to agree on and comply with the operational details required to implement such a product complaints handling policy and to address customer complaints.

4.13	DISTRIBUTOR shall not modify the Products or combine the Products in a manner not otherwise authorized by GLYCOCHECK without the express written consent of GLYCOCHECK.

5.	Rolling Forecasts and Minimum Order Requirements

5.1	No later than one (1) month after the beginning of each Quarter, DISTRIBUTOR shall provide GLYCOCHECK with its forecast of the quantities of each type of Product that it expects to buy, if any, from GLYCOCHECK for delivery during the ensuing twelve (12) months (the “Ensuing Year”) beginning on the first day of the following Quarter. Such forecasts shall be regarded as a non-binding commitment for DISTRIBUTOR.

5.2	The Parties agree that failure of DISTRIBUTOR to comply with Article 5 constitutes a material breach of this Agreement, which will give GLYCOCHECK the right to terminate this Agreement in accordance with Article 15.

6.	Terms and Conditions of Purchase

6.1	When DISTRIBUTOR wishes to place an order for the Products, DISTRIBUTOR shall send a Purchase Order to GLYCOCHECK which shall include details regarding the quantity of each Product to be delivered, the delivery timetables and the Delivery Point. DISTRIBUTOR shall buy the Products for its own account for storage and resale under this Agreement.

6.2	GLYCOCHECK shall issue a Purchase Order Confirmation to DISTRIBUTOR within five (5) Business Days of receiving each Purchase Order. GLYCOCHECK reserves the right to deviate from the Purchase Order in case it deviates more than ten percent (10%) from the forecast given by DISTRIBUTOR pursuant to Article 5.1 with respect to the period concerned. The Purchase Order Confirmation shall include an invoice with respect to the Purchase Order concerned.

6.3	GLYCOCHECK shall undertake to use commercially reasonable efforts to meet all Purchase Orders for the Products submitted to it by DISTRIBUTOR in accordance with this Article 6. Upon issuing any Purchase Order Confirmation, GLYCOCHECK shall have sixty (60) days to arrange for delivery of the Products to the Delivery Point identified on the Purchase Order.

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6.4	GLYCOCHECK is entitled to refuse any order placed by DISTRIBUTOR in case of non- payment of previous deliveries or other material breach of this Agreement by DISTRIBUTOR.

6.5	The prices to be paid by DISTRIBUTOR to GLYCOCHECK for the Products shall be the Product Prices identified in Appendix 1 to this Agreement. The Product Prices applicable at the Effective Date are set forth in Appendix 1, but may change once each calendar year, provided that GLYCOCHECK shall provide DISTRIBUTOR with written notice of any increase in the Product Prices at least two (2) months before the beginning of the calendar year in which any price increase is to take effect. DISTRIBUTOR may not withhold payment of any amount due to GLYCOCHECK because of any set-off, counter-claim, abatement, withholding or other similar deduction.

6.6	Any and all expenses, costs and charges incurred by DISTRIBUTOR in the performance of its obligations under this agreement shall be paid by DISTRIBUTOR, unless GLYCOCHECK has expressly agreed in advance in writing to pay such expenses, costs and charges. Without prejudice to the foregoing, DISTRIBUTOR shall be responsible for any and all duties, taxes and charges required for DISTRIBUTOR to take possession of the Products from the Delivery Point, including, but not limited to, all import duties, customs duties, carriage and clearance charges, and any further insurance, freight, packaging, taxes, brokers’ fees, VAT and any other amounts payable in connection with the importation of the Products into the Territory and delivery of the Products from the Delivery Point to their final destination.

6.7	The Products will be delivered by GLYCOCHECK (or by its nominee) Delivered Duty Unpaid (DDU) to the Delivery Point.

6.8	DISTRIBUTOR will be solely responsible for obtaining all necessary documents, permissions or licenses required for the entry of the Products into the Territory, or their delivery to DISTRIBUTOR.

6.9	Delivery of the Products shall take place at the Delivery Point. DISTRIBUTOR shall assume responsibility for the Products at the Delivery Point, and shall arrange for suitable transport from the Delivery Point. The Products are at the risk and ownership of DISTRIBUTOR from the time the Products reach the Delivery Point.

6.10	DISTRIBUTOR shall pay one hundred percent (100%) of the Product prices invoiced to it by GLYCOCHECK in respect of each Purchase Order which is accepted by GLYCOCHECK in accordance with Article 6.2 of this Agreement, within fifteen (15) Business Days of receiving the Purchase Order Conformation that includes the invoice from GLYCOCHECK.

6.11	Interest shall be chargeable on any amounts overdue at the rate of five percent (5%) per annum above the lowest rate then available from ING Bank. The interest period shall run from the due date for payment until receipt of the full amount by GLYCOCHECK whether before or after judgment and without prejudice to any other right or remedy of GLYCOCHECK.

6.12	GLYCOCHECK reserves the right at any time to change the list of Products as indicated in Appendix 1 of this Agreement or replace the Products with newer versions of the Products upon communication of this information to DISTRIBUTOR, without the creation of any rights on the part of DISTRIBUTOR or any liability on the part of GLYCOCHECK. Notwithstanding the foregoing, (i) GLYCOCHECK shall provide DISTRIBUTOR with at least thirty (30) Business Days written notice of any changes to the Products or their specifications and (ii) GLYCOCHECK shall fill all Purchase Orders that it has accepted prior to any change in the Products with the Products set forth on said Purchase Orders to the extent GLYCOCHECK has sufficient quantities of such Product in stock. While DISTRIBUTOR automatically becomes the distributor under the same terms and conditions of any new version of a Product that replaces an existing Product, it does not become the distributor of a new Product added by GLYCOCHECK to its range of Products unless explicitly stated in writing by GLYCOCHECK and resulting in a change of the product list of Appendix 1.

6.13	DISTRIBUTOR shall be free to set its own resale prices for the Products but will inform GLYCOCHECK on the resale and retail prices of the Products in the updates it provides to GLYCOCHECK pursuant to Article 4.2.

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6.14	Subject to the other provisions of this Agreement, and except as otherwise provided for by the mandatory laws of the various jurisdictions throughout the Territory in which Products are sold or used and to the extent such laws cannot be deviated from by contract, GLYCOCHECK shall not be liable for any direct, indirect or consequential loss or damages (all three of which terms include, without limitation, pure economic loss, loss of profits, loss of business, depletion of goodwill and similar loss), costs, damages, charges or expenses caused directly or indirectly by any delay in the delivery of the Products (even if caused by GLYCOCHECK ’s negligence).

6.15	Except as otherwise provided for by the mandatory laws of the various jurisdictions throughout the Territory in which Products are sold or used and to the extent such laws cannot be deviated from by contract, the liability of GLYCOCHECK for non-delivery of the Products shall be limited to, at GLYCOCHECK’s option, replacing the Products within a reasonable time or issuing a credit note against any invoice raised for such Products.

6.16	In the event that this Agreement terminates before the end of any Term, all overdue payments payable to GLYCOCHECK under this Agreement shall become due immediately on termination of this Agreement despite any other provision. All other payments owed by DISTRIBUTOR to GLYCOCHECK shall be due on their original due dates.

6.17	DISTRIBUTOR shall maintain an inventory recording process in respect of the Products which shall include a process for notifying to GLYCOCHECK whenever a customer receives delivery of the Products, such notification to include details of Products received and inventory numbers.

7.	Warranty, Inspection and Product Quality

7.1	GLYCOCHECK warrants (the “Product Warranty”) that each Product sold by it to DISTRIBUTOR pursuant to this Agreement will, subject to the other provisions of this Article 7, on delivery to DISTRIBUTOR and for two (2) years following receipt of a Product by a customer of DISTRIBUTOR:

(a)	be of satisfactory quality;

(b)	comply with generally accepted quality requirements of the jurisdiction(s) in which that Product is used by DISTRIBUTOR’s customer(s); and

(c)	be reasonably fit for its intended purpose.

7.2	GLYCOCHECK shall provide software updates, if and to the extent they become available, and commercially reasonable software support to DISTRIBUTOR and/or customers of DISTRIBUTOR for a period of five (5) years from delivery of such software to DISTRIBUTOR.

7.3	DISTRIBUTOR shall, within fifteen (15) Business Days of the arrival of each delivery of the Products at the Delivery Point, give written notice of rejection to GLYCOCHECK on account of any defect by reason of which DISTRIBUTOR alleges that the Products delivered do not comply with the Product Warranty and which was apparent on reasonable inspection (the “Initial Inspection”). The notice must indicate within reasonable precision the defect and the Products to which it refers. In such case, GLYCOCHECK will replace the Products (or parts of the Products) which are defective and make replacement Products available for DISTRIBUTOR within fifteen (15) Business Days at no additional cost to DISTRIBUTOR, assume responsibility for any and all costs for replacement and all costs incurred by DISTRIBUTOR for returning defective Products to GLYCOCHECK, and reimburse DISTRIBUTOR for any and all costs incurred by DISTRIBUTOR in connection with such defective Products, including, but not limited to, any and all costs for returning defective Products to GLYCOCHECK. Failing timely notification of any defect discovered during the Initial Inspection in accordance with this Article 7.3, DISTRIBUTOR’s right to claim that any Product is defective will be forfeited, and such Product will be deemed to have been delivered and accepted by DISTRIBUTOR as complete. Notwithstanding the provisions of this Article 7.3, GLYCOCHECK shall still be obligated to provide the Product Warranty for each Product, as set forth in Article 7.1 except with respect to defects that should have become apparent to DISTRIBUTOR during the Initial Inspection.

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7.4	All delivered Products need to be inspected carefully by DISTRIBUTOR upon receipt. DISTRIBUTOR shall return defective Products to GLYCOCHECK within a commercially reasonable time. Any returned Products that are not defective shall be subject to a re- stocking charge of 15% of the Product Prices.

7.5	In case of quantitative non-conformity, GLYCOCHECK shall correct the shortage fairly and within fifteen (15) Business Days of receiving notification of such quantitative non- conformity at no additional expense for DISTRIBUTOR.

7.6	DISTRIBUTOR shall maintain appropriate, up-to-date and accurate records of all third parties to which the Products are sold or otherwise distributed to enable the immediate recall of any Products (“Customer Records”), whether from the retail or wholesale market. The Customer Records shall include records of the deliveries to and identities of the customers, batch numbers, version numbers or serial numbers, the date(s) on which the Product(s) was (were) received by the customer, and contact information for each customer. DISTRIBUTOR shall provide GLYCOCHECK with the Customer Records immediately after the termination of this Agreement.

7.7	DISTRIBUTOR shall, at GLYCOCHECK’s sole cost and expense, provide assistance upon any mandatory requirement or commercially reasonable request by GLYCOCHECK to recall any of the Products.

7.8	In case of a valid warranty claim within the warranty period specified in Article 7.1, GLYCOCHECK shall, at its option, replace at its costs any Product that does not meet relevant Product specifications or issue a credit note against any invoice raised for such Product, provided that the Product not meeting the relevant Product specifications could not have been discovered during an inspection of the Product in question carried out by or on behalf of DISTRIBUTOR.

7.9	GLYCOCHECK will only be liable for damages suffered by DISTRIBUTOR or any third party, if and to the extent such damages are directly caused by the Products not meeting the relevant Product specifications, and provided that this could not have been discovered during an inspection of the Products in question carried out by or on behalf of DISTRIBUTOR. Any liability of GLYCOCHECK hereunder will be limited to an amount equal to the invoice value of the Products in question and GLYCOCHECK shall not be liable for any direct, indirect or consequential loss or damage (all three of which terms include, without limitation, pure economic loss, loss of profits, loss of business, depletion of goodwill and similar loss, costs, damages, charges or expenses), including but not limited to loss of profit, loss of production or business interruption, except as otherwise provided for by mandatory laws of the various jurisdictions throughout the Territory in which Products are sold or used and to the extend such laws cannot be deviated from by contract. This Article 7.9 shall survive and continue in full force and effect in accordance with its terms notwithstanding the expiration or termination of this Agreement for whatever cause.

8.	Stock

8.1	The Parties agree that at all times during the Term, at their own expense, each shall

(a)	maintain adequate and sufficient quantities of stock of the Products in order to comply with all requests of DISTRIBUTOR or DISTRIBUTOR’s customers, as the case may be, such obligation, on the part of GLYCOCHECK, being dependent on DISTRIBUTOR’s or DISTRIBUTOR’s customer’s requests not deviating more than 10% from the forecast given by DISTRIBUTOR pursuant to Article 5.1 with respect to the period concerned

(b)	provide for adequate storage conditions necessary to keep the Products in good condition and provide appropriate security for the Products.

8.2	DISTRIBUTOR shall permit GLYCOCHECK, on commercially reasonable notice, access to its premises to inspect the storage conditions of the Products.

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9.	Support to DISTRIBUTOR

9.1	GLYCOCHECK shall provide DISTRIBUTOR with all necessary documentation relating to the Products needed by DISTRIBUTOR to prepare and print instructions, marketing materials, etc., (collectively, “Printed Materials”) to be used in connection with the Products. If such documentation needs to be translated in any language of DISTRIBUTOR’s Territory or otherwise adapted to the requirements of such Territory, DISTRIBUTOR will carry out such translations or adaptations. The content of any Printed Materials to be used by DISTRIBUTOR in the Territory shall be subject to approval by GLYCOCHECK. GLYCOCHECK shall have fifteen (15) Business Days from the date on which DISTRIBUTOR sends any Printed Materials to object to the same in writing. If GLYCOCHECK does not object to any Printed Materials within fifteen (15) Business Days of DISTRIBUTOR’s transmittal of the same, GLYCOCHECK will automatically be deemed to have approved such Printed Materials. DISTRIBUTOR shall bear sole responsibility for procuring and paying for any Printed Materials.

9.2	GLYCOCHECK shall provide to DISTRIBUTOR at no additional cost the information and sufficient training each year necessary to enable DISTRIBUTOR to competently train its customers to use the Products, and the support as may reasonably be requested by DISTRIBUTOR to enable it properly and efficiently to discharge its duties under this Agreement.

9.3	GLYCOCHECK shall provide DISTRIBUTOR with training materials to enable DISTRIBUTOR to discharge its duties under this Agreement properly and efficiently.

10.	Advertising and Sales Promotion

10.1	DISTRIBUTOR agrees to use commercially reasonable efforts to promote the sale of the Products within the whole Territory in accordance with GLYCOCHECK’s indications and shall protect GLYCOCHECK’s interests with the diligence of a responsible businessman. DISTRIBUTOR shall provide and maintain an adequate organization to promote sales with all necessary means and personnel in order to ensure the fulfilment of its obligations throughout the Territory under this Agreement.

10.2	DISTRIBUTOR shall observe all directions and instructions given to it by GLYCOCHECK for the promotion and advertisement of the Products and to strictly conform to GLYCOCHECK’s marketing policy, especially with regard to the choice of the distribution channels, which must in any case be adequate for the trademark image of GLYCOCHECK.

10.3	In the event that DISTRIBUTOR elects to take part in any fairs or exhibitions within the Territory, DISTRIBUTOR shall do so at its own expense. GLYCOCHECK reserves the option to participate directly in any fair or exhibition in the Territory; in such case GLYCOCHECK will bear its respective expenses for attending and/or participating in each fair or exhibition.

10.4	Advertising

10.4.1	DISTRIBUTOR shall be responsible for the costs of all advertising and sale promotion of the Products within the Territory.

10.4.2	Any advertising and promotion regarding the Products shall comply with any written Trademark use standards, guidelines and other instructions provided by GLYCOCHECK. DISTRIBUTOR shall provide GLYCOCHECK with copies of all of its advertising and promotional materials prior to publicly distributing the same. After receiving any advertising or promotional material, GLYCOCHECK shall have fifteen (15) Business Days from the date on which GLYCOCHECK receives such advertising or promotional material from DISTRIBUTOR to object to the same in writing. If GLYCOCHECK does not object to any advertising or promotional material within fifteen (15) Business Days of receipt, GLYCOCHECK will automatically be deemed to have approved such advertising or promotional material. DISTRIBUTOR shall not use any advertising or promotional material to which GLYCOCHECK has objected within said period.

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11.	Intellectual Property Rights of GLYCOCHECK

11.1	DISTRIBUTOR agrees that all Intellectual Property Rights related to the Products as of the date of this Agreement are and shall remain at all times the exclusive property or the exclusive license of GLYCOCHECK. Any use by DISTRIBUTOR of any such Intellectual Property Rights whether in connection with the DISTRIBUTOR’s trade name, corporate name or otherwise, requires prior written consent of GLYCOCHECK, without prejudice to what has been agreed in Article 11.2.

11.2	DISTRIBUTOR is granted the exclusive right to use the Trademarks for the promotion, advertisement and sale of the Products in accordance with the terms of and for the duration of this Agreement. All such use shall conform to any standard and guidelines which may be established by GLYCOCHECK in writing from time to time including but not limited to standards with respect to style, appearance, manner of use, notice of registration and acknowledgement of ownership.

11.3	The License Agreement of Exhibit 4 is hereby incorporated by reference.

11.4	GLYCOCHECK makes no representation or warranty as to the validity or enforceability of the Intellectual Property Rights nor as to whether the same infringe on any intellectual property rights of third parties in the Territory.

11.5	The rights of DISTRIBUTOR to use the Intellectual Property Rights, as granted under Article 11.2, shall cease immediately upon the expiration or termination, for any reason, of this Agreement. Following termination of this Agreement, DISTRIBUTOR agrees to avoid, in its contacts with third parties, to make any reference to the previous relation with GLYCOCHECK, which could confuse the customers, as to its present situation.

11.6	DISTRIBUTOR shall promptly notify GLYCOCHECK of any acts of unfair competition, illegal trade practices or piracy, or infringement of the Trademarks or other Intellectual Property Rights that DISTRIBUTOR may discover in the Territory. Only GLYCOCHECK shall be entitled to initiate court or other proceedings in that respect, unless otherwise agreed upon between the Parties in writing. However, DISTRIBUTOR shall also assist GLYCOCHECK, at GLYCOCHECK’s expense, in defense of its rights in the Territory (including but not limited to the use of its name in or being joined as a party to proceedings) in connection with any action to be taken by GLYCOCHECK pursuant to this Article 11).

11.7	Articles 11.1, 11.3, 11.4, 11.5 and 11.6 shall survive and continue in full force and effect in accordance with its terms notwithstanding the expiration or termination of the Agreement for whatever cause.

12.	Non-Competition and Confidentiality

12.1	Unless authorized in advance in writing by GLYCOCHECK, throughout the Term or until earlier termination of this Agreement for any reason and for a period of two (2) years from the end of the Term or such termination (the “Non-Compete Term”), DISTRIBUTOR shall not represent, manufacture, modify or adapt, or sell or offer for sale in the Territory or elsewhere (or be involved either directly or indirectly in the manufacturing, modification or adaptation, sale, offering for sale or distribution of) any products which in any way compete directly with the Products (because they are identical, similar or substitutable). DISTRIBUTOR shall especially not, prior to the end of the Non-Compete Term, engage in acting as a distributor, reseller, commission agent, agent, any other intermediary or in any other similar way or any other capacity in the Territory, for the benefit of third parties who manufacture or sell products which are in competition with the Products.

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12.2.	Subject to any legal obligation requiring otherwise, each Party, as the recipient of Confidential Information, as well as its directors, officers, agents, employees, advisers or representatives (collectively, the “Receiving Party”), undertakes to keep confidential and not to disclose or divulge either directly or indirectly in any manner whatsoever to any third person or entity, in whole or in part for the duration of this Agreement as well as at any time thereafter, any and all Confidential Information of the other Party (the “Disclosing Party”) and the Receiving Party will not:

a)	use any Confidential Information of the Disclosing Party for any purpose other than the performance of its obligations under this Agreement; or

b)	copy or disclose any of the Disclosing Party’s Confidential Information to any third party whomsoever other than in connection with the obtaining of legal or accounting advice.

12.3	This Article 12 shall survive and continue in full force and effect in accordance with its terms notwithstanding the expiration or termination of the Agreement for whatever cause.

12.4	Recipient shall maintain all Confidential Information received from the Disclosing Party in a manner of care at least as stringent as Recipient would maintain its own confidential information of similar importance, but at no times less than reasonable care.

13.	Sub-Distributors and Commercial Agents

13.1	DISTRIBUTOR shall be entirely responsible for the appointing of, and the activities of, its directors, officers, agents, employees, advisers, representatives or any sub-contractors or agents engaged by it as may be authorized by GLYCOCHECK from time to time.

14.	Term and Termination

14.1	This Agreement begins on the Effective Date and subject to the provisions of Article 15, shall continue in force for an initial period of two (2) years (the “Initial Term”) and, concurrently with the end of the Initial Term or Additional Term then in effect, automatically and immediately renew for a subsequent term of one (1) year (each, an “Additional Term”) until terminated by either Party for cause, or by either Party without cause by giving at least three (3) months prior written notice to the expiry date of the Initial Term or Additional Term then in effect. For the sake of clarity, termination by a party for cause is effective immediately upon providing written notice of the termination, and the terminating Party need not provide at least three months notice prior to the expiry date of the Initial Term or Additional Term then in effect. Termination by a Party without cause will become effective at the conclusion of the Initial Term or the Additional Term that concludes at least three months after the written notice of termination.

15.	Early Termination

15.1	Either Party may give notice in writing to the other Party to unilaterally terminate the Agreement effective immediately if any of the following events occurs:

a)	the other Party commits a material breach of its obligations arising out of this Agreement, and, if such breach is remediable, fails to remedy that breach within a period of thirty (30) days of receiving notice in writing to do so, or

b)	one or more exceptional circumstances exists justifying earlier termination as defined in Article 15.5, notwithstanding any other rights that it may be entitled to.

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15.2	Any failure by either Party to carry out all or part of its contractual obligations resulting in detriment to the other Party so as to substantially deprive it of what it is entitled to expect under the Agreement, shall be considered as a material breach for the purpose of Article 15.1.

15.3	The Parties hereby agree to consider as a material breach of the Agreement by DISTRIBUTOR the violation of the provisions under Article 5 (Rolling Forecast and Minimum Order Requirements), Article 10 (Advertising and Sales Promotion) and Article 11 (Intellectual Property Rights of GLYCOCHECK).

15.4	The Parties hereby agree to consider as a material breach by a Party the violation of the provisions under Article 2 (Appointment), Article 4 (Obligations of the Parties), Article 6 (Terms and Conditions of Purchase), Article 7 (Warranty, Inspection and Product Quality) and Article 12 (Non-Competition and Confidentiality).

15.5	The Parties agree to consider as exceptional circumstances the following situations:

a)	a third party that imports, promotes, distributes, sells or provides products that compete with the Products assumes Control of DISTRIBUTOR without GLYCOCHECK’s prior written agreement to such change of Control;

b)	the other Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

c)	a winding up or bankruptcy order is made against the other Party;

d)	the other Party passes a resolution or makes a determination for it to be wound up (except for the purposes of amalgamation or reconstruction);

e)	the other Party has appointed to it an administrator or an administrative receiver;

f)	an encumbrancer takes possession, or a receiver, manager or administrative receiver is appointed, of the whole or any part of the other Party’s assets;

g)	the other Party ceases or suspends payment of any of its debts, or is unable to pay its debts;

h)	the other Party makes any arrangement, compromise or composition in satisfaction of its debts which is proposed or entered into; or

i)	any event analogous to those described in any of Articles 15.5(a) to 155(h) occurs in relation to the other Party in any jurisdiction in which that other Party is incorporated, resident or carries on business.

16.	Effects of Termination

16.1	Upon termination or expiry of this Agreement for any reason whatsoever, except as otherwise provided herein, at the moment of effective termination or expiration:

a)	DISTRIBUTOR shall immediately cease and refrain from the importation, promotion, distribution, offering, sale, forwarding and shipping of the Products except to carry out and perform any outstanding distribution and sales;

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b)	DISTRIBUTOR shall immediately cease to act as distributor of the Products and will cease any reference to its activities as the distributor of GLYCOCHECK except to carry out and perform any outstanding distribution and sales. DISTRIBUTOR shall be entitled (at its option) to cancel any Purchase Orders with respect to which GLYCOCHECK has not issued a Purchase Order Confirmation. In case of termination of this Agreement by GLYCOCHECK pursuant to Article 15.1, GLYCOCHECK may, at its discretion, either ignore or fulfil any Purchase Order made by DISTRIBUTOR, whether GLYCOCHECK has issued a Purchase Order Confirmation or not;

c)	DISTRIBUTOR shall immediately refrain from any use of the Trademarks or any other Intellectual Property Rights of GLYCOCHECK;

d)	Each Party shall immediately return or destroy any Confidential Information of the other Party, as referred to in Article 12.2 of this Agreement to the Party that owns such Confidential Information held in any format (including electronic copies), and any and all copies thereof, but the Party that received such Confidential Information shall be permitted to retain one (1) copy of such Confidential Information strictly for accounting and legal purposes only.

16.2	GLYCOCHECK shall be under no obligation to take back the Products DISTRIBUTOR may still have in stock upon the termination or expiration of the Agreement.

16.3	DISTRIBUTOR’s obligation to pay all invoices related to the purchase of the Products shall continue in effect until paid or settled.

16.4	Under no circumstances will either Party be entitled to an indemnity or compensation in lieu of notice, nor will it be entitled to a goodwill indemnity or similar compensation in case of termination of the Agreement for any reason whatsoever.

16.5	This Article 16 shall survive and continue in full force and effect in accordance with its terms notwithstanding the expiration or termination of this Agreement for whatever cause.

17.	Representations and Warranties

17.1	GLYCOCHECK hereby represents and warrants to that it has the right, ability and intention to enter into this Agreement and perform its obligations hereunder, that it has executed no other agreement in conflict with this Agreement, and that, before termination or expiration of this Agreement, it will not enter into any agreement that would conflict with this Agreement. GLYGOCHECK represents and warrants that it has filed for registration of the Trademarks. GLYCOCHECK represents and warrants that it has filed for and/or obtained Product-related patent protection hereto. GLYCOCHECK also represents and warrants that it either legally or beneficially owns or controls all rights, title and interest in and to GLYCOCHECK Intellectual Property Rights, and that it has not entered into any assignment, grant, mortgage, license or other agreement or encumbrance which would affect Distributor’s rights to utilize under this Agreement any of the Intellectual Property Rights. GLYCOCHECK further represents and warrants that, to the best of its knowledge at the Effective Date, none of the Intellectual Property Rights have been abandoned. GLYCOCHECK represents and warrants that DISTRIBUTOR’s importation of the Products into the Territory, that DISTRIBUTOR’s offering for sale and sale of the Products within the Territory, that DISTRIBUTOR’s customers’ use of the Products within the Territory and that DISTRIBUTOR’s used of the Trademarks within the Territory will, to the best of its knowledge at the Effective Date, not infringe the intellectual property rights of any third party.

GLYCOCHECK makes no other representations or warranties concerning the Intellectual Property Rights, including without limitation any express or implied warranty of merchantability or fitness for a particular purpose. Specifically, GLYCOCHECK makes no warranty or representation (i) regarding the validity or scope of the Intellectual Property Rights, and (ii) that any third party is not currently infringing or will not infringe the Intellectual Property Rights.

17.2	DISTRIBUTOR represents, warrants and covenants that it has the right, ability and intention to enter into this Agreement and perform its obligations hereunder, that it has executed no other agreement in conflict with this Agreement, that, before termination or expiration of this Agreement and during the Non-Compete Term, it will not enter into any agreement that would conflict with this Agreement, and that it has the capacity and means to import, market, distribute and sell the Products in the Territory.

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17.3	LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF INVESTMENT, ANTICIPATED PROFITS, BUSINESS, GOODWILL OR OTHER ECONOMIC LOSS) EVEN IF ADVISED OF THE POSSIBILITY THEREOF. This Article 17.3 shall survive and continue in full force and effect in accordance with its terms notwithstanding the expiration or termination of this Agreement for whatever cause.

18.	Indemnification

18.1	Except as otherwise outlined in this Agreement, GLYCOCHECK will indemnify, defend, and hold harmless DISTRIBUTOR and DISTRIBUTOR’s officers, directors, employees, and agents from and against any and all losses, costs, liabilities, or expenses (including costs and reasonable fees of attorneys and other professionals) in connection with or related to (i) GLYCOCHECK’s breach of any representation, warranty, or covenant in this Agreement, (ii) the negligent act or omission of GLYCOCHECK, (iii) any damage to property, personal injury or death arising in any way from a fault or defect in the Products, except to the extent that damage, personal injury or death arises out of the act or omission of DISTRIBUTOR, and (iv) any and all claims that any of the Products or their labeling, use, marketing, sale, or importation infringes the intellectual property rights of any third party (each, an “Infringement Claim”), except to the extent that such Infringement Claim arises out of an act or omission by DISTRIBUTOR and that such act or omission is (A) without inducement by GLYCOCHECK, (B) without any contribution by GLYCOCHECK and (C) does not relate solely to the Products as delivered of their manufacture, importation, offer for sale, sale, use or labelling.

18.2	DISTRIBUTOR will indemnify, defend, and hold harmless GLYCOCHECK and GLYCOCHECK’s officers, directors, employees, and agents from and against any and all losses, costs, liabilities, or expenses (including costs and reasonable fees of attorneys and other professionals) in connection with or related to (i) DISTRIBUTOR’s breach of any representation, warranty, or covenant in this Agreement, (ii) the negligent act or omission of DISTRIBUTOR (iii) any damage to property, personal injury or death arising in any way in connection with the importation, promotion, distribution and sale of the Products, except to the extent that damage, personal injury or death arises out of (A) a fault or defect in the Products or (B) the act or omission of GLYCOCHECK and any claim of patent infringement of the Product if modified or combined with other products by DISTRIBUTOR without inducement by GLYCOCHECK, which modification or combination is the cause of the claim of patent infringement.

18.3	The Party seeking indemnification (the “Indemnified Party”) shall (i) give the other Party (the “Indemnifying Party”) written notice of such claim within 10 business days of becoming aware of such claim, (ii) cooperate with the Indemnifying Party, allow the Indemnifying Party access to materials, records and documents relevant to the defense of such claim, and take any other action reasonably required by the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to exclusively control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any admission or settlement that affects the Indemnified Party’s rights or interest without the Indemnified Party’s prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party. All costs and expenses incurred by the Indemnifying Party in the defense of such claim shall be reimbursed by the Indemnified Party in case it is established during the defense and settlement that the claim concerned is not covered by the Indemnifying Party’s indemnification.

18.4	This Article 18 shall survive and continue in full force and effect in accordance with its terms notwithstanding the expiration or termination of this Agreement for whatever cause.

19.	Insurance

19.1	During the Term, GLYCOCHECK shall maintain product liability insurance with a reputable insurer of no less than $1 Million USD for any one occurrence and no less than $2.5 Million USD in total in any one calendar year for any and all liability (however arising) for a claim that the Products are faulty or defective. GLYCOCHECK shall provide a copy of the insurance policy and proof of payment of the current premium to DISTRIBUTOR on request.

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20.	Assignment and Other Dealings Prohibited

20.1	Neither Party shall, without the prior written consent of the other Party, assign or transfer this Agreement or its rights under this Agreement.

20.2	Notwithstanding Article 20.1, GLYCOCHECK may at any time sell, assign, transfer, charge, renew or otherwise dispose of this Agreement or deal in any other manner with this Agreement (in whole or in part) as it thinks fit, or sub-contract any or all of its obligations under it (together: “Assignment”). In case such Assignment materially affects DISTRIBUTOR’s rights and obligations pursuant to this Agreement, DISTRIBUTOR may, by giving GLYCOCHECK written notice within thirty (30) days from such Assignment, require GLYCOCHECK to re-negotiate the terms of this Agreement on commercially reasonable terms.

21.	Waiver

21.1	No waiver of any breach of any provision of this Agreement, and no failure to insist on strict compliance with the terms of this Agreement by either Party shall be held to be a waiver of any other or subsequent breach by the other Party, and no failure of a Party to enforce any right of that Party shall preclude such Party’s right to subsequently enforce such provision or any other provision of this Agreement. Likewise, failure of either Party to require at any time strict compliance with the terms of this Agreement shall not be construed as a waiver or preclude or restrict the further exercise of that or any other right or remedy by that Party.

22.	Severability

22.1	In the event a provision of this Agreement or any part of any provision of this Agreement is deemed by a court to be prohibited, illegal, invalid, void or unenforceable, the validity or legality or enforceability of all remaining provisions of this Agreement will not be affected and, in lieu of such prohibited, illegal, invalid, void or unenforceable provision, there will be added as part of this Agreement one or more provisions as similar in terms as may be legal, valid, and enforceable under applicable law.

23.	Force Majeure

23.1	Except for payment obligations, neither Party shall be liable to the other Party for any delay, prevention, frustration, or impediment of performance of its obligations arising directly or indirectly from any cause beyond its reasonable control (each, a “Force Majeure Event”), provided that the Party whose performance has been diminished by the Force Majeure Event has taken all appropriate precautions as well as commercially reasonable measures to avoid any impediments caused by the Force Majeure Event.

23.2	The following circumstances shall qualify as a Force Majeure Event under this Agreement:

(a)	war, threat of or preparation for war, riots, terrorist attacks, insurrections or civil unrest, embargoes, sanctions, breaking off of diplomatic relations or similar actions, blockades or conflicts with respect to territorial issues; and

(b)	diseases, plagues, earthquakes, storms, floods and any other climatic disaster, explosions, fires, thunder, machine breakdowns, and nuclear, chemical or biological contamination or sonic boom.

23.3	In the event of any Force Majeure Event, the Party confronted with the Force Majeure Event shall immediately give notice to the other Party and shall have the right to extend the Term for the duration of such Force Majeure Event or the contingency giving rise thereto for a maximum period of three (3) months. On expiry of said three (3) month period, either Party may, on written notice, terminate this Agreement without prejudice to its rights hereunder.

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24.	Notices

24.1	All notices and other forms of communication required under this Agreement shall be in writing and must be delivered personally or sent to the recipient by either of the methods below:

(a)	in person through a reputable courier service;
(b)	by fax with a confirmation slip; or
(c)	by registered express mail with return receipt, to the addresses set out below: GlycoCheck BV

For the attention of: Dr. Hans Vink

Oxfordlaan 70, 6229 EV Maastricht, The Netherlands

MicroVascular Health Solutions, LLC

PO Box 332, American Fork, Utah 84003

For the attention of: Robert M Long

24.2	Any notice shall be deemed to have been duly delivered to the recipient’s address:

(a)	on the date of delivery if delivered in person,
(b)	if delivered by a reputable courier, on the date and at the time that the courier’s delivery receipt is signed;
(c)	on the third Business Day following the mailing date if sent by registered express mail, and
(d)	the next Business Day if sent by fax.

24.3	Each Party may change the address to which notices are to be sent by giving the other Party written notice in the manner set forth above.

24.4	The provisions of this Article 24 shall not apply to the service of any proceedings or other documents in any legal action.

25.	Limitation of Liability

25.1	Except as otherwise set forth in this Agreement, all other warranties, conditions and other terms implied by law are, to the fullest extent permitted by law, excluded from this Agreement.

25.2	Subject to Articles 25.1 and 7.9, Notwithstanding anything in this Agreement to the contrary, GLYCOCHECK’s total liability for damages in contract, tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise, arising in connection with the performance or contemplated performance of this Agreement shall be limited to 1 Million USD for any one occurrence with a maximum of 2.5 Million USD in total in any one calendar year.

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26.	Complete Agreement

26.1	This Agreement, including its appendices, constitutes the entire agreement between the Parties with all the rights and obligations existing between them with respect to the matters addressed therein.

26.2	The Agreement supersedes any prior contracts, negotiations, authorizations, representations and prior commitments of Parties hereto regarding the same subject matter.

26.3	Each Party acknowledges that, in entering into this agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this agreement.

26.4	Nothing in this Article 26 shall limit or exclude any liability for fraud.

26.5	The Agreement is written in the English language which is the sole authoritative text.

27.	Counterparts

27.1	This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

28.	Headings

28.1	Section headings used in this Agreement are for convenience only and form no part or in any way modify or define the text or meaning of any provision of this Agreement.

29.	Construction

29.1	Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” The words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

30.	Modifications

30.1	This Agreement can only be amended or modified in writing, signed by each of the Parties.

31.	Applicable law Governing Law and Jurisdiction

31.1	This Agreement is governed by and construed in accordance with the laws of the United States of America without giving effect to its conflict or choice of law provisions. The Parties irrevocably agree that the laws of the state of Utah shall apply with exclusive jurisdiction therein to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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[SIGNATURE PAGE TO DISTRIBUTORSHIP AGREEMENT

BETWEEN GLYCOCHECK AND DISTRIBUTOR]

This Agreement has been entered into on the date stated below and each Party acknowledges receipt of its original.

Dated this 1st day of December , 2014

Signed for and on behalf of GlycoCheck BV

___________________________________________

By Dr. Hans Vink

Signed for and on behalf MicroVascular Health Solutions, LLC

___________________________________________

By Robert M Long

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Appendix 1. List of the Products and Prices *

GS001V2. 1	GlycoCheck Software V2.1	1
GS002V2	GlycoCheck Video Microscope Camera	1
	V2
GS003V3	GlycoCheck Laptop PC V3	1
GS004V1	GlycoCheck Carry Case V1	1
Total	Distributor System Total Price		$26,000
	(Manufacturer List Price $29,995)
	Product		Price USD
GT001V2. 1	Software Support Service V2.1	1	Included
GT002V1	Remote Technical Training	1	Included
GM001V1	User’s Manual	1	Included

	Consumable Products	Quantity	Price USD
GL001V10	GlycoCheck Lens Tip XL ($550 Value)	100	Included
0	Included with system purchase
GL001V10	GlycoCheck Lens Tip XL – Reorder	100	$400
0	(Manufacturer List Price $550 USD)
	Warranty	Quantity	Price USD
GW001V3	3 Year Warranty Included with system purchase	1	Included
GW001V5	5 Year Warranty – (Manufacturer List Price)	1	$1,500

Minimum order to maintain exclusivity:

Minimum order of GlycoCheck to
By the end of Q32015	3
By the end of Q4 2015:	3

Minimum orders for 2016 will be established by December of 2015.

2015 Total	6

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Minimum order GlycoCheck Lens Tip XL
By the end of Q32015	2000
By end of Q4 2015:	4000
Minimum orders for 2016 will be established by December of 2015

6000

*In view of inflation, the above prices will be linked to the Retail Price Index and corrected each year to reflect any increase in that rate.

Promotions to be agreed separately from time to time.

** The technical recommendations, brand and type of the appropriate i7 laptop will be communicated once agreement is in place.

*** The figure relates to additional expenses incurred by DISTRIBUTOR under Articles 6.6 and 6.8. GLYCOCHECK and DISTRIBUTOR will review this estimate each half year based on the average of the actual additional expenses incurred in the distribution and sale of the Products

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Appendix 2.

Trade Marks of GLYCOCHECK shall be supplied by GLYCOCHECK subsequently

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Appendix 3.

First Line Customer Support and Returns Policy Part 1 First Line Customer Support Service

Set out here details of first line customer support service comprising of an operational and after- sale repair and maintenance service in respect of the Products as per Article 4.10

Part 2 Returns Policy

Set out here details of a returns policy as per Article 7.3

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Appendix 4

PATENT AND SOFTWARE LICENSE AGREEMENT

This PATENT AND SOFTWARE LICENSE AGREEMENT (“PSA”) is effective as of the first (1st) day of December, 2014 (“Effective Date”), and is entered into by and between GlycoCheck BV, a Dutch company with principal offices at Oxfordlaan 70, 6229 EV Maastricht, The Netherlands (“GLYCOCHECK”), and MicroVascular Health Solutions, LLC, a company located at PO Box 332, American Fork, Utah 84003 U.S.A. (“Licensee”).

RECITALS

WHEREAS, GLYCOCHECK is the exclusive owner and developer of a proprietary software system used to measure the Glycocalyx layer (the “Software”) and the exclusive licensee to a patent owned by University of Maastricht, represented by EP2215480B1 but including all patents and patent applications world-wide that are part of the related family of patents, including but not limited those patents and patent applications listed in Exhibit A (the “Patent”);

WHEREAS, Licensee wishes to obtain from GLYCOCHECK, and GLYCOCHECK wishes to grant and provide to Licensee, an exclusive license to the Software and Patent as further outlined in this PSA.

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and conditions in this PSA and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

1.1. “Documentation” means all user manuals, reference guides, brochures, installation manuals, specifications, release notes, error message manuals or other written documentation provided by GLYCOCHECK pertaining to the installation, use, data flows, features or performance of the Software and all source code.

1.2. “Improvements” means and includes any improvements, modifications, amendments to the Software, derivative works, or combinations of the Software with other product(s).

1.3. “Intellectual Property Rights” means patent(s), application for patent(s) and rights to patent(s) (whether granted or not), copyrights (whether registered or not), trademarks (whether registered or not), trade secrets, inventions, know-how, moral rights, ideas, processes, techniques, data, confidential information and all other proprietary rights that are embodied in any form of media.

1.4. “Maintenance and Support” shall mean ongoing maintenance and support as set forth in Section 7 hereof, and shall include all new versions, revisions, updates, temporary and permanent fixes or workarounds that may be necessary or appropriate to facilitate Licensee’s use of the Software.

1.5. “Software” means the computer software program in object code and source code form owned by GLYCOCHECK and forming part of the Software and all associated procedural code, and all components thereof, including all Documentation, Updates, Upgrades, and all other software and documentation provided by GLYCOCHECK to Licensee, and all intellectual property rights therein.

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1.6. “Source Code” means (i) the human-readable code making up the Software Product and all other software required for a reasonably skilled programmer to compile the machine-executable software code for such Software Product, including all required tools that are not commercially available on an off-the-shelf basis, and (ii) all related design charts, data flows and other documentation related to the Software Product needed to maintain and understand the code of the Software Product and all other similar documentation that would assist a programmer in the maintenance of the Software Product.

1.7. “Updates” means any and all fixes, patches, and corrections to, the Software or Documentation made independently by GLYCOCHECK and made generally available by Licensor to Licensee.

1.8. “Upgrades” means any enhancements, improvements, new releases, new versions and any material changes to the Software or Documentation made independently by GLYCOCHECK and generally offered by GLYCOCHECK.

2.	LICENSE TO SOFTWARE

2.1. Subject to the terms and conditions of this PSA, GLYCOCHECK hereby grants to Licensee, and Licensee hereby accepts, an exclusive, paid-up, world-wide license in and to the Software to copy, have copied, make products utilizing the Software, make derivative works, modifications, and/or combination works, with the right to sublicense, loan, sell or otherwise transfer, the Software or any part or component thereof, to any third party.

2.2. GLYCOCHECK hereby grants to Licensee, and Licensee hereby accepts, an exclusive, paid-up, world-wide license in and to all GLYCOCHECK’s rights in the Patent including the rights to make, have made, use, sell or otherwise distribute, with the right to sublicense, any product which infringes any claim of the Patent.

3.	LICENSEE’S GENERAL COVENANTS

3.1. Licensee may copy, amend, reverse engineer, decompile, recompile, disassemble, or otherwise derive the underlying structure, information or ideas embodied in the Software Product, and may make any derivative products or combine the Software Product with any other product pursuant to this PSA.

3.2. Licensee shall be solely responsible for its and its Authorized Users’ use of the Software and shall ensure that Licensee and all Authorized Users abide by and comply with this PSA in connection with their use of the Software. Licensee shall be responsible to GLYCOCHECK and any third party for any acts or omissions of Authorized Users, including, without limitation, failure of any Authorized User to comply with the terms of this PSA. GLYCOCHECK shall have the right to require Licensee to restrict or deny access to the Software by any Authorized User who is not in compliance with this PSA.

3.3. Licensee acknowledges that the Software contains a backup utility that is capable of creating copies of the analyses performed by the Software, and capable of securely storing such copies in storage either on the a hardware system or in a cloud-based environment.

4.	CONSIDERATION

4.1. Upon execution of this PSA, and in consideration of the license granted herein, Licensee shall pay to GLYCOCHECK GLYCOCHECK a royalty of five percent (5%) of each transaction wherein Licensee is paid for use of the Software by a third party.

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5.	TERM AND TERMINATION

5.1. This PSA shall come into effect on the Effective Date and remain in effect in perpetuity as paid-up licenses.

5.2. Except as otherwise specifically provided herein, the termination of this PSA shall not affect the rights, obligations or remedies of either party which accrued prior to the termination of this PSA and all such remedies shall survive the termination of this PSA.

6.	OWNERSHIP

6.1. All rights, title and interest in the Software as so constituted at the Effective Date, and each and every component thereof, and the Intellectual Property Rights embodied therein shall at all times reside in GLYCOCHECK unless otherwise agreed to in a separate agreement. GLYCOCHECK retains all rights not expressly granted herein.

6.2. Licensee shall be the sole and exclusive owner of any and all right, title and interest in and to Improvements to the Software made by or for Licensee.

7.	MAINTENANCE AND SUPPORT

7.1. GLYCOCHECK has set up and activated the Software for Licensee.

7.2. GLYCOCHECK shall provide to Licensee technical support and periodic Updates to the Software. GLYCOCHECK will, upon discovery, notify Licensee of any known problems with the Software and will provide to Licensee any discrepancy reports or technical newsletters when such problems are identified and listing all known “bugs” and their status and, to the extent possible, providing “fixes” and/or work-around procedures for such problems.

7.3. From time to time, GLYCOCHECK may release Upgrades to the Software. Such Upgrades will be provided to Licensee only upon payment of an additional license fee to be determined by GLYCOCHECK upon release of any such Upgrade.

8.	REPRESENTATIONS, WARRANTIES, AND DISCLAIMER OF LIABILITY

8.1. Each party represents and warrants that it has full power and authority to enter into this PSA and its performance of its obligation hereunder does not conflict with or breach the terms and conditions of any agreement with any third party.

8.2. GLYCOCHECK warrants that it is the owner or exclusive licensee of the Software, that it has the right to convey the license set forth in Section 2 hereof, and that to the best of GLYCOCHECK’s knowledge, Licensee’s use of the Software in accordance with the terms of this PSA shall not infringe any third party rights in copyright, patent, or trade secret.

8.3. GLYCOCHECK warrants that the Software will be free from defects in design, materials, and workmanship for a period of three years from the date of delivery of the Software to Licensee. If the Software contains a defect in design, materials or workmanship and such Software is returned to GLYCOCHECK within (3) years of delivery of the Software to Licensee, GLYCOCHECK will repair or replace the Software, or issue a credit for the purchase price of the Software, with the choice to repair, replace or credit being within the sole discretion of GLYCOCHECK. The foregoing repair, replacement or credit remedy will be Licensee’s sole remedy for breach of the warranty set forth in this Section 9.3.

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8.4. Licensee acknowledges that the Software is provided to Licensee on an AS IS basis. EXCEPT AS OTHERWISE PROVIDED HEREIN, GLYCOCHECK DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, WITH RESPECT TO THE SOFTWARE, DERIVATIVE WORKS, AND DOCUMENTATION, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. GLYCOCHECK MAKES NO WARRANTY THAT THE SOFTWARE WILL MEET LICENSEE’S REQUIREMENTS, BE ERROR FREE, OR OPERATE WITHOUT INTERRUPTION.

8.5. THE PARTIES AGREE THAT GLYCOCHECK, ANY OF ITS AFFILIATED PERSON/ENTITY OR THIRD PARTY VENDORS SHALL NOT BE LIABLE TO LICENSEE (OR ANY PERSON CLAIMING RIGHTS DERIVED FROM THE LICENSEE’S RIGHTS), EXCEPT AS OTHERWISE PROVIDED HEREIN, FOR ANY DIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE OR KIND WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR OTHER ECONOMIC LOSS, LOSS OF DATA, PERSONAL INJURY, OR PROPERTY DAMAGE IN CONNECTION WITH OR ARISING OUT OF THE USE OF THE SOFTWARE AND DERIVATIVE WORKS, IRRESPECTIVE OF WHETHER GLYCOCHECK HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

8.6. If the foregoing disclaimers and waivers of liability shall be deemed invalid or ineffective, GLYCOCHECK, its subsidiaries and affiliates, and any related persons or entities shall not be liable in any and all events beyond the amount of one thousand dollars ($1,000). If the foregoing limitation is held unenforceable, then the parties agree that GLYCOCHECK, its subsidiaries, affiliates and any related persons or entities, shall not be liable in any and all events beyond the cumulative total of all fees and compensation paid by Licensee to GLYCOCHECK under this PSA (including all Fees pursuant to Section 4 and Schedule A hereto, as well as any Upgrade fees and extended warranty fees set forth in Schedule A hereto). Both parties agree and understand that the pricing for the Software reasonably reflects the allocation of risk and the limitations of the liability set forth in this section.

9.	TRANSFER/ASSIGNABILITY

9.1. Except as expressly outlined in this PSA may not be assigned or transferred by Licensee to any other entity or person. Any attempted assignment in violation hereof shall be void.

9.2. GLYCOCHECK may freely assign this PSA at any time to any subsidiary, parent or other affiliate or to any other party in connection with the sale, merger or other business combination involving all or substantially of that party’s assets of the line of business to which this PSA pertains.

10.	GENERAL PROVISIONS

10.1. Relationship of the Parties. This PSA shall not constitute the designation of either Party as the representative or agent of the other, nor shall either Party by this PSA have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur liability or other obligation of any kind, express or implied, against, or in the name of, or on the behalf of, the other Party.

10.2. No Waiver. The failure of any Party to enforce any of its rights hereunder, or at law, shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other Party, unless such waiver is in writing and signed by the aggrieved Party.

10.3. Governing Law; Venue. This PSA shall be interpreted and enforced under the laws of the State of Utah, without application of its conflicts or choice of law rules. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Salt Lake County, Utah for any action or proceeding regarding this PSA, and the Parties waive any right to object to the jurisdiction or venue of the courts in Salt Lake County, Utah.

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10.4. Notice. Any official notice as required by this PSA shall be addressed to:

GLYCOCHECK BV:	LICENSEE:

Dr. Hans Vink, CSO	Robert M Long, CEO MVHS
Oxfordlaan 70, 6229 EV Maastricht	P.O. Box 332
The Netherlands	American Fork, Utah 84003

Each of the Parties shall be responsible for notifying the other of any changes to the above information. All notices and other communications hereunder shall be given in writing and delivered: (a) by personal delivery, or by prepaid overnight or international courier service to the addresses set forth in this Section 11.4 as modified from time to time; or (b) by facsimile to such facsimile number as maybe provided in writing by a Party. Notices are deemed given on receipt or attempted delivery, if receipt is refused.

10.5. Entire Agreement. This PSA contains the entire understanding of the Parties with respect to the matters contemplated hereby, superseding all prior oral and written communications, negotiations, understandings and agreements of every kind. No promise, representation, warranty, or covenant not included in this PSA has been or is relied upon by the Parties, who have relied upon their own examination of the full PSA and the provisions thereof. No modification or amendment of this PSA shall be of any force or effect unless in writing expressly referencing this PSA and executed by both the Parties.

10.6. Attorney Fees. In any suit, proceeding or action to enforce any term, condition or covenant of this PSA or to procure an adjudication or determination of the rights of the Parties, the prevailing Party shall be entitled to recover from the other Party, in addition to any award of costs or disbursements provided by statute, reasonable sums as attorney fees and costs and expenses in connection with such suit, proceeding or action, including appeal, which sums shall be included in any judgment or decree entered therein.

10.7. Injunctive Relief. Notwithstanding the foregoing, it is agreed that any breach of this PSA by Licensee making any unauthorized use of the Software or engaging in any other than as outlined in this PSA will cause immediate and irreparable harm to GLYCOCHECK. In the event of any such breach by licensee, GLYCOCHECK shall be entitled to immediate and interim injunctive relief from any court of competent jurisdiction to restrain such unauthorized use or conduct, and to other injunctive relief as may be necessary to protect GLYCOCHECK’s Intellectual Property Rights.

10.8. Severability. If any one or more provisions of this PSA shall be found to be illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this PSA a legal, valid and enforceable provision of similar terms to the extent legally possible.

10.9. Headings. The paragraph headings used herein are for convenience and shall not be deemed to modify or construe the provisions hereof.

10.10.    Counterparts. This PSA may be executed in one or more counterpart copies, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11.    Force Majeure. Neither Party shall be liable to the other Party for any delay or failure to perform any other services nor did obligations set forth in this PSA due to cause beyond its reasonable control. Performance times shall be considered extended for a period of time equivalent to the time lost because of such delays.

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IN WITNESS WHEREOF, the parties hereto have executed this PSA by their respective representatives below.

GLYCOCHECK:	LICENSEE:

GLYCOCHECK BV	MICROVASCULAR HEALTH SOLUTIONS

By: _________________________

Name: Dr. Hans Vink	By: _________________________

Title: Manager	Name: Robert M Long

Title: CEO

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